Exhibit 3.4

EXECUTION VERSION

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

VIRTU KCG HOLDINGS LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Virtu KCG Holdings LLC, a Delaware limited liability company (the “Company”), dated as of July 20, 2017, is adopted and entered into by Orchestra Borrower LLC, in its capacity as sole member of the Company (the “Managing Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and the terms of this Agreement.

WHEREAS, the Company was formed as a Delaware corporation having the name  “Knight Holdco, Inc.”  by the filing of a certificate of incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 26, 2012;

WHEREAS, the Company changed its name from “Knight Holdco, Inc.” to “KCG Holdings, Inc.” by the filing of a restated certificate of incorporation with the Secretary of State on July 1, 2013 (the “Restated Certificate”);

WHEREAS, GETCO Financing Escrow LLC, a Delaware limited liability company merged with and into the Company, as evidenced by the filing of a certificate of merger with the Secretary of State on July 1, 2013;

WHEREAS, Orchestra Merger Sub, Inc., a Delaware corporation, merged with and into the Company (the “Virtu Merger”), as evidenced by the filing of a certificate of merger with the Secretary of State on July 20, 2017;

WHEREAS, the Company was converted to a Delaware limited liability company having the name “Virtu KCG Holdings LLC” (the “Conversion”) by filing (i) a certificate of conversion on July 20, 2017 and (ii) a certificate of formation with the Secretary of State on July 20, 2017 (the “Certificate of Formation”); and

WHEREAS, the Managing Member wishes to provide that the right and obligations of the Managing Member and the administration and termination of the Company shall be governed by this Agreement and the Act.

NOW, THEREFORE, the Managing Member agrees as follows:

1.                                      Name.  The name of the Company is “Virtu KCG Holdings LLC”.

2.                                      Purpose.  The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful act or activities for which limited liability companies may be organized under the Act.

3.                                      Registered Office and Registered Agent.  The registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808 and the Company’s registered agent at such address is Corporation Service Company.  The Managing Member may change the registered office and registered agent of the Company from time to time in accordance with the Act.

4.                                      Principal Place of Business.  The principal place of business shall be such place as the Managing Member from time to time may determine.

5.                                      Members.  The name and business address of the sole member of the Company is Orchestra Borrower LLC, 300 Vesey Street, New York, NY 10282.

6.                                      Management.

(a)                                 The Company shall be managed by the Managing Member, who shall be deemed to be a “manager” for the purposes of applying the Act and have all powers, statutory or otherwise, possessed by a manager under the laws of the State of Delaware.  The Managing Member may take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all contracts, agreements, certificates, undertakings or other documents or instruments) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company.

(b)                                 The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Manager determines are necessary and appropriate.  No Officer need be a Member.  An individual may be appointed to more than one office.  The Officers of the Company shall be as set forth below:

Name	Title
Douglas A. Cifu	Chief Executive Officer
Joseph Molluso	Chief Financial Officer & Treasurer
Justin Waldie	Senior Vice President, General Counsel & Secretary

7.                                      Admission of Additional or Substitute Members.  Additional members and substitute members may be admitted to the Company (together with the Managing Member , “Members”) at any time with the prior approval of the Managing Member .

8.                                      Capital Contributions.  The Members shall contribute capital to the Company from time to time as the Managing Member  shall require with such capital contribution being made by the Members pro rata in accordance with their percentage interest(s).

9.                                      Percentage Interests.  The Managing Member  is authorized to issue from time to time to one or more persons or entities, on behalf of the Company, equity interests of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Managing Member  in its sole discretion, in exchange for contributions of cash, property, the provision of services or such other consideration as may be determined by the Managing Member  in its sole discretion.  Schedule I sets forth the name(s) of the Member(s) and their percentage interest(s) as of the date hereof.  The Managing Member  is authorized to amend this Agreement to reflect the terms of any additional equity interests in the Company and to amend Schedule I to reflect the percentage interests held by the Members.

10.                               Distributions.  Distributions shall be made to the Members in accordance with their percentage interests at the times and in the aggregate amounts determined by the Managing Member .

11.                               Liability of Members and Officers.  No Member, officer or any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and used herein, “Affiliates”), shall be liable to the Company, any other Member, any other officer or their respective Affiliates for any action taken or omitted to be taken by such Member, such officer or their respective Affiliates in good faith and with the belief that such action or omission was in the best interest of the Company, so long as such action or omission is not in violation of the provisions hereof and does not constitute fraud, gross negligence or willful misconduct.  No Member, officer or any of their respective Affiliates shall be liable to the Company, any other Member, any other officer or any of their respective Affiliates for any action taken or omitted to be taken by any other Member, any other officer or their respective Affiliates, nor shall a Member or an officer (in the absence of fraud, gross negligence or willful misconduct by such Member or officer, as the case may be) be liable to the Company, any other Member or any other officer for any action or omission of any employee or agent of the Company.

12.                               Limited Liability of Members.  Except as otherwise expressly set forth herein or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

13.                               Indemnification.

(a)                                 Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Company.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a manager or officer of the Company, or is or was a manager or officer of the Company serving at the request of the Company as a director, manager or officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)                                 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a manager or officer of the Company, or is or was a manager or officer of the Company serving at the request of the Company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)                                  Authorization of Indemnification.  Any indemnification under this Section 13 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the manager or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 13(a) or Section 13(b), as the case may be.  Such determination shall be made, with respect to a person who is a manager or officer at the time of such determination, (i) by a majority vote of the managers who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such managers designated by a majority vote of such managers, even though less than a quorum, or (iii) if there are no such managers, or if such managers so direct, by independent legal counsel in a written opinion or (iv) by the Members.  Such determination shall be made, with respect to former managers and officers, by any person or person sharing the authority to act on the matter on behalf of the Company.  To the extent, however, that a present or former manager or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(d)                                 Good Faith Defined.  For purposes of any determination under Section 13(c), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.  The term “another enterprise” as used in this Section 13(d) shall mean any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a manager, officer, employee or agent.  The provisions of this Section 13(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 13(a) or Section 13(b), as the case may be.

(e)                                  Indemnification by Court.  Notwithstanding any contrary determination in the specific case under Section 13(c), and notwithstanding the absence of any determination thereunder, any manager or officer may apply to the Court of Chancery for indemnification to the extent otherwise permissible under Section 13(a) and Section 13(b).  The basis of such indemnification by a court shall be a determination by such court that indemnification of the manager or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 13(a) or Section 13(b), as the case may be.  Neither a contrary determination in the specific case under Section 13(e) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the manager or officer seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 13(e) shall be given to the Company promptly upon the filing of such application.  If successful, in whole or in part, the manager or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(f)                                   Expenses Payable in Advance.  Expenses incurred by a manager or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such manager or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Section 13.

(g)                                  Nonexclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this Section 13 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation or any agreement, contract, vote of members or disinterested managers or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Section 13(a) and Section 13(b) shall be made to the fullest extent permitted by law.  The provisions of this Section 13 shall not be deemed to preclude the indemnification of any person who is not specified in Section 13(a) or Section 13(b) but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.

(h)                                 Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a manager or officer of the Company, or is or was a manager or officer of the Company serving at the request of the Company as a manager, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 13.

(i)                                     Certain Definitions.  For purposes of this Section 13, references to “the Company” shall include any predecessor or other constituent entity of Virtu KCG Holdings LLC, including KCG Holdings, Inc., which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers or officers, so that any person who is or was a director, manager or officer of such constituent entity, or is or was a director, manager or officer of such constituent entity serving at the request of such constituent entity as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 13 with respect to the resulting or surviving company as such person would have with respect to such constituent entity of its separate existence had continued.  For purposes of this Section 13, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, manager, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, manager or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 13.  For purposes of this Section 13, references to “a person who is or was a manager or officer of the Company” shall include all former directors and officers of KCG Holdings, Inc.

(j)                                    Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a manager or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. For the avoidance of doubt, all rights, existing as of April 20, 2017, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Virtu Merger in favor of the current or former directors, officers or employees of KCG Holdings, Inc. or any of its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) continue in full force and effect in accordance with their terms.

(k)                                 Limitation on Indemnification.  Notwithstanding anything contained in this Section 13 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 13(e) hereof), the Company shall not be obligated to indemnify any manager or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Managing Member.

14.                               Tax Treatment.  The  Managing Member acknowledges and agrees that the Company is a domestic entity with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes effective upon the Conversion.  The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Managing Member’s United States federal income tax returns.  The Managing Member hereby agrees to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Company is treated as a disregarded entity for United States federal, state and local income tax purposes.

15.                               Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon a decision made at any time by the Managing Member  to dissolve the Company.  In the absence of such a decision, the Company shall be dissolved and its affairs wound up upon the bankruptcy or dissolution of all of the Members or as otherwise specifically required by the Act.

16.                               Liquidation.  Upon a dissolution pursuant to Section 15, the Company’s business and assets shall be liquidated in an orderly manner.  The Managing Member  shall designate a person to be the liquidator to wind up the affairs of the

Company.  In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine, provided that any distribution to one or more Members shall be made in accordance with Section 10.

17.                               Amendments.  This Agreement may be amended only by a written instrument executed by the Managing Member.

18.                               Benefits of Agreement.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any creditor of any Member.

19.                               Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

20.                               Counterparts.  This Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument.

21.                               Entire Agreement.  This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior written or oral agreements, and all contemporaneous oral agreements, in respect thereof, and shall not be amended, modified, or supplemented, nor any provision hereof waived, except in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

ORCHESTRA BORROWER LLC

By:
	Name:	Justin Waldie
	Title:	Senior Vice President & Secretary

[Signature Page to Operating Agreement of Virtu KCG Holdings LLC]

Schedule I

MEMBERS, PERCENTAGE INTERESTS

Member	Percentage Interest
Orchestra Borrower LLC	100%